Exhibit 99.1

RECOMMENDATION TO REJECT THE UNSOLICITED MINI-TENDER OFFER TO SELL YOUR SHARES OF INLAND AMERICAN REAL ESTATE TRUST, INC. TO CMG PARTNERS, LLC et. al If you are considering selling your shares of Inland American Real Estate Trust, Inc. (“Inland American”) to CMG Partners, LLC et. al (“CMG”), please read all of the information below. INLAND AMERICAN AND CMG ARE NOT AFFILIATED. THE INLAND AMERICAN BOARD OF DIRECTORS RECOMMENDS THAT YOU REJECT THIS UNSOLICITED, OPPORTUNISTIC OFFER AND NOT TENDER YOUR SHARES OF STOCK. THESE OFFERS ARE MEANT TO TAKE ADVANTAGE OF YOU AND BUY YOUR SHARES AT A PRICE BELOW THE CURRENT ESTIMATED PER SHARE VALUE.* Inland American Real Estate Trust, Inc. . Currently pays a cash distribution equal to $0.50 per share on an annualized basis. This equates to a 7.2% annualized yield on our most current estimated value of $6.93 per share.* . Inland American has paid a total of $2.5 billion in distributions to stockholders since inception. CMG Offer - $5.00 per share offer . If you sell, you will NO LONGER RECEIVE monthly distributions. . Any dividends made or declared after the Expiration Date of the offer will be assigned to CMG if you tender your shares. . The offer price is at a 28% discount compared to the current estimated per share value of $6.93. . Recent transactions on the secondary market have sales of Inland American stock between $5.28 and $6.49 per CMG’s offer statement. As stated by CMG: . “It should be noted, that CMG has not made an independent appraisal of the Shares or the REIT’s properties, and is not qualified to appraise real estate.” . “In establishing the purchase price of $5.00 per share, CMG is motivated to establish the lowest price with the intention of making a profit by holding on to the Shares until the REIT is liquidated, sold, or listed on a national securities exchange.” . CMG also states that they believe the shares will be worth more than their offer price. The SEC has cautioned investors about opportunistic offers of this nature. Please visit the SEC website at www.sec.gov/investor/pubs/minitend.htm. We encourage you to follow our Board’s recommendation and not tender your shares to CMG. Please consult your financial advisor or our Investor Services Department at 800.826.8228. June 3, 2013 *The estimated per share value was determined as of December 18, 2012 and is subject to the limitations set forth in our Current Report on Form 8-K filed on December 21, 2012. Distribution rates also are subject to fluctuation. The Inland name and logo are registered trademarks being used under license. Inland American Real Estate Trust, Inc. 2901 Butterfield Road Oak Brook, IL 60523 800.826.8228 www.inlandamerican.com Inland American Logo